Exhibit 99.1

For further information contact:
Ronald Frank
(716) 684-8060

For immediate release…

ECOLOGY AND ENVIRONMENT, INC. COMPLETES
SHRIMP FARM SALE

BUFFALO, N.Y., January 10, 2007 - Ecology and Environment, Inc. liquidated its interest in Frutas Marinas Del Mar, S.R.L., a discontinued shrimp farm operation in Costa Rica, to the Roozen Group for $2,500,000 in cash. Ecology and Environment, Inc. had acquired the farm in an asset purchase in July 1999. The Company ceased active operations at the farm in July 2003, and placed the farm for sale at that time.

Ecology and Environment, Inc. is headquartered in Lancaster, New York, a suburb of Buffalo. Its common stock is listed on the American Stock Exchange under the symbol EEI. E & E can be located on the World Wide Web at www.ene.com.